Exhibit 99.1

News Release
www.dcppartners.com

	Investor Relations Contact:	Andrea Attel
February 24, 2015	Phone:	303-605-1741
	Cell:	720-235-6433

DCP MIDSTREAM PARTNERS REPORTS RECORD FOURTH QUARTER 2014 RESULTS

•	Exceeded Distributable Cash Flow target for the year

•	Reported best ever fourth quarter Adjusted EBITDA and Distributable Cash Flow

•	Declared 17th consecutive quarterly distribution increase, now at $3.12 per unit annualized

•	Discovery's Keathley Canyon connector now in service

•	Approved fee-based Grand Parkway gathering project in DJ basin

•	Announced new Panola NGL pipeline joint venture and expansion

DENVER - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and twelve months ended December 31, 2014. The results reflect the three and twelve months ended December 31, 2014 and 2013 on a consolidated basis and for the 2013 period as originally reported.

FOURTH QUARTER AND YEAR TO DATE 2014 SUMMARY RESULTS

	Three Months Ended				Year Ended
	December 31,				December 31,
	2014 (5)		2013 (3)	As Reported in 2013	2014 (3)(5)		2013 (3)(4)(5)	As Reported in 2013 (4)(5)
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners(1)	$199		$33	$28	$423		$200	$181
Net income per limited partner unit - basic and diluted(1)	$1.48		$0.09	$0.09	$2.84		$1.34	$1.34
Adjusted EBITDA(2)	$139		$110	$104	$536		$386	$365
Adjusted net income attributable to partners(2)	$86		$68	$63	$337		$236	$217
Adjusted net income per limited partner unit(2) - basic and diluted	$0.49		$0.49	$0.49	$2.04		$1.80	$1.80
Distributable cash flow(2)	$112	$	**	$79	$471	$	**	$296

(1)
Includes non-cash commodity derivative mark-to-market gains of $112 million and losses of $35 million for the three months ended December 31, 2014 and 2013, respectively, and gains of $86 million and losses of $37 million for the year ended December 31, 2014 and 2013, respectively.

(2)
Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

(3)
Includes our Lucerne 1 plant, which we acquired in March 2014, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method. In addition, results are presented as originally reported in 2013 for comparative purposes.

(4)
Includes an 80 percent interest in the Eagle Ford system, of which 46.67 percent was acquired in March 2013 and is retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

(5)
The Partnership recognized $19 million of lower of cost or market adjustments during the three months ended December 31, 2014, and $24 million and $4 million of lower of cost or market adjustments for the years ended December 31, 2014, and 2013, respectively.

** Distributable cash flow has not been calculated under the pooling method.

2014 AND RECENT HIGHLIGHTS

•
Generated distributable cash flow of $112 million, up 42 percent from $79 million in the fourth quarter 2013, and generated distributable cash flow of $471 million in 2014, up 59 percent from $296 million in 2013.

•	Exceeded the 2014 distributable cash flow target range of $435 million to $450 million.

•	Reported adjusted EBITDA of $139 million, up 26 percent from $110 million in the fourth quarter 2013, and full year 2014 adjusted EBITDA of $536 million is up 39 percent from $386 million in 2013.

•
Increased distribution to $0.78 per limited partner unit, or $3.12 per unit annualized, by 6.5 percent compared to the distribution declared in the fourth quarter 2013. This is the 17th consecutive distribution increase and the 27th increase since the Partnership's initial public offering in 2005.

•
In February 2015, the Keathley Canyon deepwater gas gathering pipeline system in our Discovery joint venture was placed into service. This project is primarily fee-based and is supported by long-term agreements from producers. DPM owns a 40 percent interest in Discovery and Williams owns the remaining 60 percent and is the operator.

•
Approved a fee-based low pressure gathering system project in the DJ basin, the Grand Parkway gathering project, in February 2015. This approximately $55 million project is 100 percent fee based backed by commitments from producers. This low pressure gathering header system will lower field pressure, which will increase volumes and improve reliability of the system and is expected to be in-service by year-end 2015.

•	During the first quarter 2015, the Partnership entered into a joint venture in the Panola Pipeline Company. The Panola pipeline is a 181-mile NGL pipeline from Carthage to Mont

Belvieu, Texas. Enterprise Products Partners is the operator with a 55 percent ownership interest, with the remaining 45 percent interest divided evenly among the Partnership, an affiliate of Anadarko and MarkWest. The joint venture will install 60 miles of new pipeline, as well as pumps and other associated equipment as part of an expansion project designed to increase capacity by 50,000 barrels per day to approximately 100,000 barrels per day. Earnings from the joint venture and incremental capacity are expected to commence in the first quarter of 2016.

•
In February 2015, the Partnership had a ratings action, whereby one of the Partnership's three rating agencies lowered its debt rating to below investment grade. This action is not expected to have a material impact to the Partnership's ability to fund its operations or growth.

MANAGEMENT'S PERSPECTIVE
"The Partnership ended the year with strong fourth quarter and full year 2014 results, driven largely by volume growth on the new plants in our Eagle Ford and DJ Basin systems," said Wouter van Kempen, CEO and chairman of the Partnership, and CEO, president and chairman of DCP Midstream, the owner of the Partnership's General Partner. "With strong DCF coverage and our continued growth in revenues from fee-based projects, the Partnership is well positioned to withstand the commodity downturn and navigate through 2015."
CONSOLIDATED FINANCIAL RESULTS
Adjusted EBITDA for the three months ended December 31, 2014 increased to $139 million from $110 million for the three months ended December 31, 2013, reflecting higher volumes and improved NGL recoveries at our Eagle Ford system, higher volumes and fee revenue associated with the operation of our O'Connor plant in our DJ Basin system and higher volumes and changes in contract mix at Discovery, partially offset by lower volumes across certain assets in our Natural Gas Services segment. Additionally, we had higher results in our NGL Logistics segment reflecting growth from the contribution of Sand Hills and Southern Hills pipelines and increased volumes at Front Range and Texas Express pipelines, partially offset by lower unit margins in our Wholesale Propane Logistics segment.
Adjusted EBITDA for the year ended December 31, 2014, increased to $536 million from $386 million for the year ended December 31, 2013. These results reflect higher volumes and fee revenue associated with the operation of our O'Connor plant in our DJ Basin system, higher volumes and improved NGL recoveries at our Eagle Ford system, a one-time favorable contractual producer settlement, higher unit margins attributable to our natural gas storage assets, and changes in contract mix at Discovery, partially offset by lower volumes across certain assets in our Natural Gas Services segment. Additionally, results reflect growth from the contribution of Sand Hills and Southern Hills pipelines and increased volumes at Front Range and Texas Express pipelines, partially offset by lower customer inventory and related fees at our NGL storage facility and lower volumes at our Mont Belvieu fractionators in our NGL Logistics segment, and lower unit margins in our Wholesale Propane Logistics segment.
Consolidated results are shown using the pooling method of accounting, which includes results associated with DCP Midstream's ownership interests in the Eagle Ford system and Lucerne 1 plant during its periods of ownership. While the Partnership hedges the majority of its commodity risk, results for the three months ended March 31, 2013 reflect DCP Midstream's unhedged portion of its 67 percent ownership interests in the Eagle Ford system and results for the remaining nine months ended December 31, 2013 reflect DCP Midstream's unhedged portion of its 20 percent ownership interests in the Eagle Ford system.
QUARTERLY CASH DISTRIBUTION
On January 29, 2015, the Partnership announced a quarterly distribution of $0.78 per limited partner unit. This represents an increase of 1.3 percent over the last quarterly distribution and an increase of 6.5 percent over the distribution declared in the fourth quarter of 2013. Our distributable cash flow of $112 million for the three months ended December 31, 2014, provided a 1.0 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. The distribution coverage ratio adjusted for the timing of actual distributions paid during the last four quarters was approximately 1.1 times.

OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services - Adjusted segment EBITDA increased to $117 million for the three months ended December 31, 2014, from $96 million for the three months ended December 31, 2013, reflecting higher volumes and improved NGL recoveries at our Eagle Ford system, higher volumes and fee revenue associated with the operation of our O'Connor plant in our DJ Basin system and higher volumes and changes in contract mix at Discovery, partially offset by lower volumes across certain assets. Results for the three months ended December 31, 2014 included a non-cash lower of cost or market price adjustment (LCM adjustment) of $10 million.

Adjusted segment EBITDA increased to $464 million for the year ended December 31, 2014 from $330 million for the year ended December 31, 2013, reflecting higher volumes and fee revenue associated with the operation of our O'Connor plant in our DJ Basin system, higher volumes and improved NGL recoveries at our Eagle Ford system, a one-time favorable contractual producer settlement, higher unit margins attributable to our natural gas storage assets, and changes in contract mix at Discovery, partially offset by lower volumes across certain assets and higher asset reliability expenditures. Results for the years ended December 31, 2014 and 2013, respectively, included an LCM adjustment of $11 million and $ 2 million.
NGL Logistics - Adjusted segment EBITDA increased to $39 million for the three months ended December 31, 2014, from $19 million for the three months ended December 31, 2013, reflecting growth from the contribution of Sand Hills and Southern Hills pipelines and increased volumes at Front Range and Texas Express pipelines.
Adjusted segment EBITDA increased to $126 million for the year ended December 31, 2014 from $85 million for the year ended December 31, 2013. These results reflect growth from the contribution of Sand Hills and Southern Hills pipelines and increased volumes at Front Range, Texas Express and certain other NGL pipelines, partially offset by lower customer inventory and related fees at our NGL storage facility and lower volumes at our Mont Belvieu fractionators due to maintenance and unfavorable location pricing.
Wholesale Propane Logistics - Adjusted segment EBITDA decreased to a loss of $2 million for the three months ended December 31, 2014, compared to income of $10 million for the three months ended December 31, 2013, reflecting decreased unit margins partially offset by lower operating expenses. Results for the three months ended December 31, 2014 also included an LCM adjustment of $9 million.
Adjusted segment EBITDA decreased to $10 million for the year ended December 31, 2014 from $34 million for the year ended December 31, 2013. Results for the year ended December 31, 2014 reflect decreased unit margins and lower propane sales volumes due to lower inventory resulting from conversion of certain of our assets to a butane storage facility, reduced shipments and decreases across certain of our assets; partially offset by new agreements and increased activity as result of a change in the structure of our marine terminal lease. Results for the year ended December 31, 2014 included an LCM adjustment of $13 million compared to an LCM adjustment of $2 million for the year ended December 31, 2013.

CORPORATE AND OTHER
Interest expense for the year ended December 31, 2014 increased primarily due to higher outstanding debt balances associated with the growth in our operations and lower capitalized interest due to assets placed into service.
CAPITALIZATION
At December 31, 2014, the Partnership had $2,061 million of long-term debt outstanding composed of senior notes. We had cash of $25 million and no debt outstanding under our commercial paper program or revolving credit facility. Total available revolver capacity was $1,249 million. The Partnership's leverage ratio pursuant to its credit facility for the quarter ended December 31, 2014, was approximately 3.2 times. Our effective interest rate on our overall debt position, as of December 31, 2014, was 3.8 percent.
COMMODITY DERIVATIVE ACTIVITY
The objective of the Partnership's commodity risk management program is to protect downside risk in its distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.
For the three months ended December 31, 2014, commodity derivative activity and total revenues included non-cash gains of $112 million. This compares to non-cash losses of $35 million for the three months ended December 31, 2013. Net hedge cash settlements for the three months ended December 31, 2014, were receipts of $38 million. Net hedge cash settlements for the three months ended December 31, 2013, were receipts of $13 million.
For the year ended December 31, 2014, commodity derivative activity and total revenues included non-cash gains of $86 million. This compares to non-cash losses of $37 million for the year ended December 31, 2013. Net hedge cash settlements for the year ended December 31, 2014, were receipts of $68 million. Net hedge cash settlements for the year ended December 31, 2013, were receipts of $54 million. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, we believe our commodity derivative contracts mitigate a substantial portion of the commodity price risk thereby stabilizing distributable cash flows through the first quarter of 2016.

EARNINGS CALL
DCP Midstream Partners will hold a conference call to discuss fourth quarter results on Wednesday, February 25, 2015, at 10:00 a.m. ET. The dial-in number for the call is 1-800-708-4539 in the United States or 1-847-619-6396 outside the United States. The conference confirmation number for login is 38850578. A live webcast of the call can be accessed on the Investor section of DCP Midstream Partners' website at www.dcppartners.com. The call will be available for replay one hour after the end of the conference until Midnight ET, on March 18, 2015, by dialing 1-888-843-7419 in the United States or 1-630-652-3042 outside the United States. The replay conference number is 38850578. An audio webcast replay and presentation slides and transcript in PDF format will also be available by accessing the Investor/Event Calendar section of the Partnership's website.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, adjusted net income allocable to limited partners, and adjusted net income per limited partner unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are cash expenditures made to maintain our cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less non-cash commodity derivative gains for that segment, plus depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense for that segment. The Partnership's adjusted

EBITDA equals the sum of the adjusted segment EBITDA reported for each of its segments, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per limited partner unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per limited partner unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which is 100 percent owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy Corp. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership's results of operations and financial condition are described in detail in the Partnership's annual and quarterly reports most recently filed with the Securities and Exchange Commission and other such matters discussed in the “Risk Factors” section of the Partnership's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	As Reported in 2013	2014	2013	As Reported in 2013
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$635	$761	$743	$3,143	$2,763	$2,695
Transportation, processing and other	96	82	81	345	271	268
Gains (losses) from commodity derivative activity, net	150	(22)	(22)	154	17	17
Total operating revenues	881	821	802	3,642	3,051	2,980
Purchases of natural gas, propane and NGLs	(574)	(667)	(655)	(2,795)	(2,426)	(2,381)
Operating and maintenance expense	(62)	(60)	(59)	(216)	(215)	(211)
Depreciation and amortization expense	(29)	(26)	(25)	(110)	(95)	(93)
General and administrative expense	(16)	(15)	(15)	(64)	(63)	(62)
Other expense	(2)	(5)	(5)	(3)	(8)	(8)
Total operating costs and expenses	(683)	(773)	(759)	(3,188)	(2,807)	(2,755)
Operating income	198	48	43	454	244	225
Interest expense	(22)	(12)	(12)	(86)	(52)	(52)
Earnings from unconsolidated affiliates	27	10	10	75	33	33
Income tax expense	—	(6)	(6)	(6)	(8)	(8)
Net income attributable to noncontrolling interests	(4)	(7)	(7)	(14)	(17)	(17)
Net income attributable to partners	199	33	28	423	200	181
Net income attributable to predecessor operations	—	(5)	—	(6)	(25)	(6)
General partner's interest in net income	(31)	(20)	(20)	(114)	(70)	(70)
Net income allocable to limited partners	$168	$8	$8	$303	$105	$105

Net income per limited partner unit — basic and diluted	$1.48	$0.09	$0.09	$2.84	$1.34	$1.34

Weighted-average limited partner units outstanding — basic and diluted	113.3	87.8	87.8	106.6	78.4	78.4

			As Reported
	December 31,	December 31,	December 31,
	2014	2013	2013
	(Millions)

Cash and cash equivalents	$25	$12	$12
Other current assets	565	491	491
Property, plant and equipment, net	3,347	3,046	3,005
Other long-term assets	1,802	1,018	1,018
Total assets	$5,739	$4,567	$4,526

Current liabilities	$601	$723	$722
Long-term debt	2,061	1,590	1,590
Other long-term liabilities	51	41	41
Partners' equity	2,993	1,985	1,945
Noncontrolling interests	33	228	228
Total liabilities and equity	$5,739	$4,567	$4,526

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	As Reported in 2013	2014	2013	As Reported in 2013
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$199	$33	$28	$423	$200	$181
Interest expense	22	12	12	86	52	52
Depreciation, amortization and income tax expense, net of noncontrolling interests	30	30	29	113	97	95
Non-cash commodity derivative mark-to-market	(112)	35	35	(86)	37	37
Adjusted EBITDA	139	110	104	536	386	365
Interest expense	(22)	(12)	(12)	(86)	(52)	(52)
Depreciation, amortization and income tax expense, net of noncontrolling interests	(30)	(30)	(29)	(113)	(97)	(95)
Other	(1)	—	—	—	(1)	(1)
Adjusted net income attributable to partners	86	$68	63	337	$236	217
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(14)		(7)	(38)		(23)
Distributions from unconsolidated affiliates, net of earnings	8		(3)	45		6
Depreciation and amortization, net of noncontrolling interests	30		23	107		87
Impact of minimum volume receipt for throughput commitment	(7)		(6)	—		—
Discontinued construction projects	2		4	3		8
Adjustment to remove impact of pooling	—		—	(6)		(6)
Other	7		5	23		7
Distributable cash flow(1)	$112		$79	$471		$296

Adjusted net income attributable to partners	$86	$68	$63	$337	$236	$217
Adjusted net income attributable to predecessor operations	—	(5)	—	(6)	(25)	(6)
Adjusted general partner's interest in net income	(31)	(20)	(20)	(114)	(70)	(70)
Adjusted net income allocable to limited partners	$55	$43	$43	$217	$141	$141

Adjusted net income per limited partner unit - basic and diluted	$0.49	$0.49	$0.49	$2.04	$1.80	$1.80

Net cash provided by operating activities	$89	$66	$60	$524	$345	$324
Interest expense	22	12	12	86	52	52
Distributions from unconsolidated affiliates, net of earnings	(8)	3	3	(45)	(6)	(6)
Net changes in operating assets and liabilities	156	8	8	82	(8)	(8)
Net income attributable to noncontrolling interests, net of depreciation and income tax	(4)	(9)	(9)	(17)	(23)	(23)
Discontinued construction projects	(2)	(4)	(4)	(3)	(8)	(8)
Non-cash commodity derivative mark-to-market	(112)	35	35	(86)	37	37
Other, net	(2)	(1)	(1)	(5)	(3)	(3)
Adjusted EBITDA	$139	$110	$104	$536	$386	$365
Interest expense	(22)		(12)	(86)		(52)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(14)		(7)	(38)		(23)
Distributions from unconsolidated affiliates, net of earnings	8		(3)	45		6
Adjustment to remove impact of pooling	—		—	(6)		(6)
Discontinued construction projects	2		4	3		8
Other	(1)		(7)	17		(2)
Distributable cash flow(1)	$112		$79	$471		$296

(1)	Distributable cash flow has not been calculated under the pooling method.

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2014		As Reported in 2013		2014		As Reported in 2013
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$112		$79		$471		$296
Distributions declared	$120		$86		$454		$309
Distribution coverage ratio - declared	0.93	x	0.92	x	1.04	x	0.96	x

Distributable cash flow	$112		$79		$471		$296
Distributions paid	$117		$82		$420		$277
Distribution coverage ratio - paid	0.96	x	0.96	x	1.12	x	1.07	x

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	As Reported in 2013	2014	2013	As Reported in 2013
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$204	$37	$32	$455	$213	$193
Non-cash commodity derivative mark-to-market	(114)	36	36	(89)	36	36
Depreciation and amortization expense	27	25	24	101	87	85
Noncontrolling interests on depreciation and income tax	—	(2)	(2)	(3)	(6)	(6)
Adjusted segment EBITDA	$117	$96	$90	$464	$330	$308

Operating and financial data:
Natural gas throughput (MMcf/d)	2,700	2,345	2,308	2,604	2,307	2,270
NGL gross production (Bbls/d)	164,974	132,220	129,538	157,722	121,970	118,578
Operating and maintenance expense	$57	$53	$52	$189	$184	$180

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$37	$18	$18	$119	$79	$79
Depreciation and amortization expense	2	1	1	7	6	6
Adjusted segment EBITDA	$39	$19	$19	$126	$85	$85

Operating and financial data:
NGL pipelines throughput (Bbls/d)	243,412	87,324	87,324	184,706	89,361	89,361
Operating and maintenance expense	$3	$3	$3	$16	$16	$16

Wholesale Propane Logistics Segment:
Financial results:
Segment net (loss) income attributable to partners	$(4)	$11	$11	$5	$31	$31
Non-cash commodity derivative mark-to-market	2	(1)	(1)	3	1	1
Depreciation and amortization expense	—	—	—	2	2	2
Adjusted segment EBITDA	$(2)	$10	$10	$10	$34	$34

Operating and financial data:
Propane sales volume (Bbls/d)	19,428	22,007	22,007	18,335	19,553	19,553
Operating and maintenance expense	$2	$4	$4	$11	$15	$15

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Q114	Q214	Q314	Q414	Twelve months ended December 31, 2014
	(Millions, except as indicated)

Net income attributable to partners	$79	$29	$116	$199	$423
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(6)	(11)	(7)	(14)	(38)
Depreciation and amortization expense, net of noncontrolling interests	24	27	26	30	107
Non-cash commodity derivative mark-to-market	13	30	(17)	(112)	(86)
Distributions from unconsolidated affiliates, net of earnings	10	11	16	8	45
Impact of minimum volume receipt for throughput commitment	2	2	3	(7)	—
Discontinued construction projects	1	—	—	2	3
Adjustment to remove impact of pooling	(6)	—	—	—	(6)
Other	5	5	7	6	23
Distributable cash flow	$122	$93	$144	$112	$471
Distributions declared	$106	$111	$117	$120	$454
Distribution coverage ratio - declared	1.15x	0.84x	1.23x	0.93x	1.04x

Distributable cash flow	$122	$93	$144	$112	$471
Distributions paid	$86	$106	$111	$117	$420
Distribution coverage ratio - paid	1.42x	0.88x	1.30x	0.96x	1.12x